Exhibit 10.1

January 13, 2023

Evan Yu

ADDRESS REDACTED

Dear Evan:

This letter confirms that effective as of the close of business on January 31, 2023 (the “Transition Date”), you have voluntarily resigned from the position of Senior Vice President, Worldwide Power Products with Diodes Incorporated (the “Company”) and also any officer and director positions of Company subsidiaries or affiliated companies.

1.
Transition And Payments.

You will resign your employment as the Senior Vice President, Worldwide Power Products (“SVP-WPP”) effective at the close of business on the Transition Date. Within fourteen (14) days of your Transition Date, you will be paid for all compensation and wages due and owing to you through the Transition Date and also for all accrued and unused paid time off. As of the close of business on the Transition Date, you will cease to accrue paid time off and cease to receive the other company benefits that you received as SVP-WPP. Diodes will pay you the remainder of your earned annual bonus for 2022 (if any) in 2023 after the company has filed its annual report on Form 10-K. In addition, you will receive the Company time-based vesting restricted stock units and performance stock units which were granted to you and that vest in February, 2023.

As of February 1, 2023 you will be employed in a part-time contractor position as a board member on some subsidiary or affiliated boards representing Diodes Incorporated. As of the close of business on the Transition Date, you will cease to be an executive officer of the Company.

2.
Additional Compensation And Benefits.

Provided you remain in compliance with the terms of this letter agreement, you or your estate will receive the following payments and benefits to which you are not otherwise entitled:

(i)
payment of your annual base salary of $310,000 in twelve pro rata payments each calendar month from February 2023 through January 2024;
(ii)
payment of the annual Executive Health Benefit of up to $3,000, paid out in January 2024 as reimbursement of eligible expenses incurred in 2023;
(iii)
subject to clauses (iii) and (iv) below, all of your outstanding Company time-based vesting restricted stock units shall continue to vest in accordance with their terms as if you were still employed full-time by the Company;
(iv)
two-thirds of the outstanding performance stock units (rounded to the nearest whole number) which were granted to you in February 2021 will be eligible to vest in February 2024 in accordance with the terms of the applicable equity compensation plan and award agreement (and for avoidance of doubt the other one-third of such performance stock units shall be forfeited without consideration on February 1, 2023); and

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(v)
one-third of the outstanding performance stock units (rounded to the nearest whole number) which were granted to you in February 2022 will be eligible to vest in February 2025 in accordance with the terms of the applicable equity compensation plan and award agreement (and for avoidance of doubt the other two-thirds of such performance stock units shall be forfeited without consideration on February 1, 2023).

As further consideration, the Company is willing to transfer to you your company issued laptop on the condition that the Company be able to backup and wipe the hard drive. The Company is also willing to let you keep the cell phone number associated with your company-issued cell phone, and let you keep said cell phone after wiping all information relating to the Company.

All payments and benefits under this letter agreement are subject to withholding requirements to satisfy any applicable federal, state or local tax withholding requirements.

3.
Additional Provisions.

The additional terms and conditions set forth on Exhibit A are hereby incorporated by reference into and shall become part of this letter agreement. Within thirty (30) days of the Transition Date you must execute and deliver to the Company (and not revoke) the release of claims agreement in Exhibit A in order to receive the payments and benefits specified in Section 2 (to the extent not previously provided).

4.
Part-Time Contractor Position

On February 1, 2023 you will serve in an at-will part-time contractor position through January 31, 2024 in which you will be expected to represent Diodes Incorporated as a director on certain subsidiary or affiliated boards of the Company. This one year duration of contractor services under this letter agreement will automatically be renewed for an additional year on the last day of January in each year commencing with 2024 unless either you or the Company has provided the other party with written notice (no later than the immediately preceding January 31) that you/it does not wish to so extend the period of contractor part-time services.

For your contractor services with the Company you will receive the following payments and benefits (the payments and benefits below will cease upon your termination of contractor services):

I.
A payment of $20,000 New Taiwan Dollars ($NT) per month.

DATED: January 13, 2023	By: /s/ Evan Yu
Evan Yu
DATED: January 16, 2023	DIODES INCORPORATED
By: /s/ Keh-Shew Lu
Keh-Shew Lu President and CEO

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EXHIBIT A

This release of claims agreement (“Agreement”) is the release agreement referenced in Section 3 of the January 31, 2023 letter agreement entered into by and between Evan Yu (“you”) and Diodes Incorporated (“Diodes”).

1.
Release. Except for the obligations undertaken in this Agreement, you hereby fully and forever release and discharge Diodes and its current and former parents, subsidiaries, affiliates, divisions, employees, trustees, fiduciaries, insurers, officers, directors, investors, shareholders, owners, attorneys, agents, successors, assignees, benefit plans, and representatives (“Releasees”) from any and all claims, actions, suits, losses, rights, damages, costs, fees, expenses, accounts, demands, obligations, liabilities, and causes of action of every character, nature, kind or description whatsoever, known or unknown, foreseen or unforeseen, and suspected or unsuspected, arising out of, or relating to, any act or omission, whatsoever arising from, occurring during or related in any manner to your performance of work for Diodes, as well as the cessation of your performance of work for Diodes, including, without limitation, those arising out of the Employee Retirement Income Security Act of 1974, as amended; Title VII of the Civil Rights Act of 1964, which prohibits discrimination and harassment in employment based on race, color, national origin, religion and sex; the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Fair Labor Standards Act, the Americans with Disabilities Act, which prohibits discrimination based upon disability or handicap; the Age Discrimination in Employment Act; the California Fair Employment and Housing Act and/or any other federal, state or local laws, common law, or regulations prohibiting employment discrimination, harassment, and/or retaliation. This Agreement also includes a release of any claim for breach of contract, wrongful termination, interference with contractual relations or economic advantage, defamation, misrepresentation, fraud, or wages. It is your intent to waive and release any and all claims that you may have against the Releasees as of the date of your execution of this Agreement.

Notwithstanding the foregoing, the parties are not waiving their right to enforce the terms of this Agreement or bring any other claims that cannot be released as a matter of law. Additionally, you are not waiving your rights to indemnification by Diodes or continued coverage under a Diodes directors and officers errors and omissions liability insurance policy.

5.
Waiver Of Unknown Claims. It is the parties’ intention that the foregoing release shall be construed in the broadest sense possible, and shall be effective as a prohibition to all claims, charges, actions, suits, demands, obligations, damages, injuries, liabilities, losses, and causes of action of every character, nature, kind or description, known or unknown, and suspected or unsuspected that you may have against the Releasees.

The parties expressly acknowledge that they are aware of the existence of California Civil Code § 1542 or any similar applicable law in the state of Texas and its meaning and effect. The parties expressly acknowledge that they have read and understand the following provision of that section which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

You expressly waive and release any right to benefits you may have under California Civil Code § 1542 or any similar applicable law in the state of Texas to the fullest extent you may do so lawfully. You further acknowledge you may later discover facts different from, or in addition to, those facts now known to you or believed by you to be true with respect to any or all of the matters covered by this Agreement, and you agree this Agreement nevertheless shall remain in full and complete force and effect.

6.
Cooperation and Non-Disparagement. You agree that you will facilitate a smooth transition of your current work to a person designated by Diodes.

You agree not to take, either directly or indirectly, any action detrimental to the interests of Diodes, including, but not limited to, negatively commenting on, disparaging or calling into question the business operations or conduct of the Diodes or its affiliated entities, or its past or present directors, executives, officers or agents.

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7.
Fully Compensated. You agree that up to the date of signing this Agreement, you have been fully compensated by Diodes for all amounts owed for salary or bonus. Diodes will reimburse you for your reasonable business expenses necessarily incurred in connection with the performance of your duties prior to the termination of your employment.
8.
No Admission Of Liability. This Agreement shall not at any time or for any purpose constitute or be considered or deemed any admission of liability on the part of any party.
9.
Return of Property. You agree that, by the termination of your employment, you will return to Diodes and not keep in your possession or under your control any confidential or trade secret information, nor any financial information nor any other property of Diodes, including keys, equipment, automobile or similar property. Nevertheless, you may keep your Diodes-provided computer and mobile phone after Diodes implements the appropriate exit procedures upon the said devices.
10.
Proprietary Information. You agree to keep all proprietary information of the Company in the strictest confidence, and the same confidentiality obligation that applied to you as an employee of Diodes shall survive such termination and shall continue to be operative after the Transition Date.
11.
Warranties.
(a)
Each party represents and warrants that you/it has the full power, capacity and authority to enter into this Agreement, that no portion of any charge, claim, right, demand, action or cause of action that any party has or might have arising out of the transactions, omissions or acts referred to herein has been assigned, transferred or conveyed to any third party, by way of subrogation, operation of law or otherwise, and that no other agreement, release, or settlement is necessary from any other person or entity to release and discharge completely the other party from the claims specified above that may be held by such party.
(b)
You expressly represent, warrant and covenant not to sue the Releasees to enforce any charge, claim or cause of action released pursuant to this Agreement. This covenant not to bring or maintain any action in law or equity shall be specifically enforced and the Releasees shall have standing to bring any such action for specific enforcement and shall be deemed a real party. This covenant does not apply to any suits or other proceedings to enforce the provisions of this Agreement. This covenant also does not preclude the filing of a charge with the Equal Employment Opportunity Commission.
(c)
In the event you breach the covenant not to sue as set forth in Paragraph 8(b), subject to the limitations provided therein, and files any claim, charge or action with any court or administrative body that is released pursuant to this Agreement, you shall be liable for all damages incurred by the Releasees, including without limitation, compensatory damages as well as attorneys’ fees and costs.
(d)
The parties represent and acknowledge that in executing this Agreement, they do not rely and have not relied upon any representation or statement not set forth herein. You also represent and agree that you have entered into this Agreement voluntarily and without coercion or duress and have been given a reasonable amount of time to consider the Agreement.
(e)
The parties expressly represent and warrant that you/it have/has not assigned or transferred or purported to assign or transfer to any person, firm, corporation, or other entity any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released. The parties agree to indemnify and hold the other party harmless against any claim, demand, right, damage, liability, debt, account, action, cause of action, cost or expense, including attorneys’ fees, arising out of or any way connected with any liens, encumbrances, transfer or assignment, or any such purported claimed lien, encumbrance, transfer or assignment.
12.
General.
(a)
Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties and supersedes any and all other agreements or understandings, either oral or written, between

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them with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements have been made by or on behalf of any party except those covenants, agreements and promises embodied in this Agreement. This Agreement is binding upon, and shall inure to the benefit of, the parties, their current and former respective agents, beneficiaries, employees, representatives, officers, directors, trustees, fiduciaries, divisions, subsidiaries, affiliates, heirs, predecessors, successors in interest, and shareholders.
(b)
The provisions of this Agreement may not be altered, amended or repealed, in whole or in part, except by the written consent of the parties.
(c)
If any term of this Agreement is declared invalid for any reason, such determination shall not affect the validity of the remainder of the Agreement. The remaining parts of this Agreement shall remain in effect as if the Agreement had been executed without the invalid term.
(d)
This Agreement shall be deemed to have been executed and delivered in the State of Texas, and the rights and obligations of the parties shall be construed and enforced in accordance with and governed by the laws of the State of Texas.
(e)
Resolution of any and all disputes arising under this Agreement shall be submitted to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA Rules”). Arbitration shall be by a single arbitrator experienced in the matters at issue selected in accordance with the AAA Rules. The arbitration shall be held in Dallas, Texas. The decision of the arbitrator shall be final and binding as to any matters submitted to arbitration and shall be in lieu of any other action or proceeding of any nature whatsoever; and, if necessary, any judgment upon the arbitrator’s decision may be entered in any court of record having jurisdiction over the subject matter or over the party against whom the judgment is being enforced. Except as required by law, the parties agree to keep confidential the existence and details of any dispute subject to this provision, including the results of arbitration.

Nothing in this Agreement shall prevent either party from seeking equitable and/or injunctive relief from any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim relief, as necessary, without breach of this Agreement and without abridgement of the powers of the Arbitrator.

In the event that a claim is submitted to Arbitration, the parties will be required to split the Arbitrator’s fee equally. All fees, costs, and expenses of the arbitration, including attorneys’ fees, shall be borne by the party incurring them. Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation, unless the Arbitrator determines otherwise. The Arbitrator must award attorneys’ fees, costs and other expenses of Arbitration to the prevailing party, such that the prevailing party shall be reimbursed for all attorneys’ fees, costs and expenses borne by that party, to the extent permitted by law. At the conclusion of the arbitration, each party agrees to pay promptly any arbitration award imposed against that party.

(f)
Each of the parties acknowledges that this Agreement was jointly negotiated and reviewed and approved by them. The Agreement shall not be construed by any court of law or equity against any party by virtue of any party having drafted this Agreement.
(g)
This Agreement may be executed in counterparts including facsimile counterparts. All counterparts when executed shall constitute one agreement binding upon all parties notwithstanding that all of the parties are not a signatory to the original or the same counterpart. A copy or facsimile of this Agreement shall have the same force and effect as the original.
(h)
Each party shall bear his/its own attorneys’ fees and costs incurred as a result of negotiating this Agreement.
(i)
You, for yourself and on behalf of your respective agents, representatives, attorneys, and assigns, agree and warrant that you understand that as a material condition of this Agreement, and in exchange for

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consideration hereunder, the existence of the Agreement together with its terms and conditions are to remain strictly private and confidential to the extent permitted by law, subject only to the exceptions set forth below.

You expressly agree that you will not disclose, discuss, consent to disclosure, or otherwise disseminate said information to anyone with the sole exceptions of your spouse, attorneys, accountants, financial advisors, and tax preparers, and shall instruct those individuals not to disclose the fact of this Agreement or the terms and conditions of this Agreement to anyone, unless specifically required by law, and in that event, only such information as the law permits or requires to be disclosed. Notwithstanding the foregoing, Diodes and you may disclose this Agreement in order to enforce the releases and covenants provided herein or as otherwise required by law.

You acknowledge and agree that any breach of this provision will cause damage to the Releasees in an amount or amounts difficult to ascertain. Accordingly, in addition to any other relief the Releasees may be entitled, they shall also be entitled to seek injunctive relief as may be ordered by any court of competent jurisdiction to prevent violation of this provision.

Notwithstanding anything to the contrary contained herein, no provision of this Agreement or any other Diodes agreement to which you are a party shall be interpreted so as to impede you (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you shall not be required to notify the Company that such reports or disclosures have been made.

(j)
Solely to the extent necessary to comply with Internal Revenue Code (“Code”) Section 409A and avoid the imposition of taxes under Code Section 409A, if you are a Code Section 409A specified employee upon your separation from service Diodes shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following your “separation from service” under this Agreement until the earlier of (i) the first business day of the seventh month following your “separation from service,” or (ii) ten (10) days after Diodes receives written notification of your death. Any such delayed payments shall be made without interest. Notwithstanding anything else to the contrary, Diodes shall not be responsible for any other Code Section 409A taxes, interest or penalties that may be imposed on you and you shall have no recourse against Diodes for any other Code Section 409A taxes. Moreover, Diodes (including without limitation members of the Diodes Board of the Directors) shall not be liable to you or other persons as to any unexpected or adverse tax consequence realized by you and you shall be solely responsible for the timely payment of all taxes, interest and/or penalties that are imposed on you in connection with this Agreement or any other agreement between you and Diodes.
(k)
It is strongly recommended, urged, and advised that you discuss this Agreement with your attorney before executing it. You expressly acknowledge that, in accordance with the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, you have been provided at least 21 days to review and consider this Agreement before signing it. Should you decide not to use the full 21 days, then you knowingly and voluntarily waive any claim that you were not given that period of time or did not use the entire 21 days to consult an attorney or consider this Agreement.

You may revoke this Agreement at any time up to seven (7) calendar days following your execution of the Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired which is at 12:00:01 a.m. on the eighth day following your execution of this Agreement (“Effective Date”). If you decide to revoke this Agreement, such revocation must be in writing to Brett Whitmire, Chief Financial Officer, Diodes Incorporated, 4949 Hedgcoxe Road Suite 200, Plano, Texas 75024, and sent to him by facsimile or email no later than the end of the seventh day after you signed this Agreement.

Without limiting the scope of this Agreement in any way, you also certify that this Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that you have or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”), which is set forth at 29 U.S.C. § § 621, et seq. This Agreement does not govern any rights or claims that may arise under the ADEA after the date this Agreement is signed by you.

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DATED , 2023	By:
Evan Yu
DATED: , 2023	DIODES INCORPORATED
By:
Keh-Shew Lu President and CEO

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